Exhibit 10.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ACTIVEWORLDS CORPORATION,

                                   AWLD, INC.,

                                   AWLD LTD.,

                                BAYTREE LLC, AND

                                 HI-G-TEK, LTD.






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                                December 10, 2004


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                                TABLE OF CONTENTS

                                                                            PAGE

1.       Definitions.......................................................... 2

2.       Basic Transaction ................................................... 5
         2.1       The Merger................................................. 5
         2.2       The Closing................................................ 5
         2.3       Actions at the Closing..................................... 5
         2.4       Effect of Merger........................................... 6
         2.5       Procedure for Exchange of Common Stock..................... 7

3.       Representations and Warranties....................................... 8
         3.1       The Company................................................ 8
                   (a)     Organization and Qualification..................... 8
                   (b)     Authorization...................................... 8
                   (c)     Noncontravention................................... 8
                   (d)     Capitalization..................................... 8
                   (e)     Subsidiaries....................................... 9
                   (f)     Brokers' Fees...................................... 9
                   (g)     Taxes.............................................. 9
                   (h)     Title to Assets....................................10
                   (i)     Leases.............................................10
                   (j)     Contracts and Other Documents......................10
                   (k)     Labor Difficulties.................................12
                   (l)     Employees..........................................12
                   (m)     Licenses and Permits...............................12
                   (n)     Accounts Receivable................................13
                   (o)     Financial Statements...............................13
                   (p)     Assets; Ownership of Necessary Assets and Rights...14
                   (q)     Absence of Undisclosed Liabilities.................14
                   (r)     Compliance With Law................................14
                   (s)     Intellectual Property and Intangible Assets........14
                   (t)     Pending Litigation.................................16
                   (u)     Customer List......................................17
                   (v)     Events Subsequent to Most Recent
                           Fiscal Year End....................................17
                   (w)     Inventory..........................................18
                   (x)     Suppliers..........................................18
                   (y)     No Third Party Option..............................18
                   (z)     Related Party Transactions.........................18

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                   (aa)    Contingent Liabilities.............................18
                   (bb)    Guaranties.........................................19
                   (cc)    Restrictive Covenants..............................19
                   (dd)    Insurance..........................................19
                   (ee)    Disclosure.........................................19

         3.2       Activeworlds, the Acquisition Sub and AWLD.................19
                   (a)     Organization and Qualification.....................19
                   (b)     Authorization......................................20
                   (c)     Noncontravention...................................20
                   (d)     Capitalization.....................................20
                   (e)     Filings with the SEC...............................21
                   (f)     Absence of Undisclosed Liabilities.................21
                   (g)     Certain Regulatory Matters.........................21
                   (h)     The Acquisition Sub................................22
                   (i)     Absence of Business Operations.....................22
                   (j)     No Brokers.........................................22

4.       Closing..............................................................22
         4.1       Conditions to Activeworlds', AWLD's and the
                   Acquisition Sub's Obligations..............................22
         4.2       Conditions to the Company's Obligations....................24
         4.3       Conditions to the Parties' Obligations.....................25
         4.4       Activeworlds' and the Acquisition Sub's Closing Documents..26
         4.5       The Company's Closing Documents............................26
         4.6       Israeli Income Tax Ruling..................................27

5.       Survival of Representations and Warranties; Indemnification..........27
         5.1       Survival of Representations and
                   Warranties and Covenants...................................27
         5.2       Indemnification by the Company.............................27
         5.3       Indemnification by Activeworlds and the Acquisition Sub....27
         5.4       Successors.................................................28

6.       Finders..............................................................28

7.       Covenants............................................................28
         7.1       Voting of Shares...........................................28
         7.2       Future Financing...........................................28
         7.3       Piggyback Registration Rights..............................28
         7.4       SEC Compliance.............................................28
         7.5       Sarbanes-Oxley Act of 2002.................................28

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         7.6       Marketing..................................................29
         7.7       Designee to the Activeworlds' Board of Directors...........29
         7.8       Public and Investor Relations..............................29
         7.9       Independent Directors......................................29
         7.10      Directors' and Officers' Liability Insurance...............29
         7.11      Foreign Corrupt Practices Act..............................29
         7.12      Power to Enforce Covenants.................................30

8.       General Provisions...................................................30
         8.1       No Third Party Beneficiaries...............................30
         8.2       Expenses of the Parties....................................30
         8.3       Construction...............................................30
         8.4       Specific Performance.......................................30
         8.5       Severability...............................................31
         8.6       Counterparts...............................................31
         8.7       Benefit ...................................................31
         8.8       Notices ...................................................31
         8.9       Attorney's Fees............................................32
         8.10      Oral Evidence..............................................32
         8.11      Governing Law..............................................32
         8.12      Arbitration................................................32
         8.13      Section or Paragraph Headings..............................32
         8.14      Schedules..................................................32

Exhibits

         Exhibit A - Post Acquisition Cap Table
         Exhibit B - Form of Agreement between Baytree Capital LLC and
                     Activeworlds
         Exhibit C - Form of Investment Letter
         Exhibit D - Opinion of the Company's Counsel
         Exhibit E - Opinion of Activeworlds and the Acquisition Sub's Counsel

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT") dated December 10, 2004, by and among Activeworlds Corporation, a Delaware corporation ("ACTIVEWORLDS"); AWLD, Inc., a Delaware corporation and a wholly-owned subsidiary of Activeworlds ("AWLD"); AWLD Ltd., an Israeli company and a wholly-owned subsidiary of AWLD (the "ACQUISITION SUB"); Baytree LLC, a Delaware limited liability company and Hi-G-Tek, Ltd., an Israeli company (the "COMPANY") Activeworlds, the Acquisition Sub, Baytree and the Company are referred to individually as a "PARTY" and collectively herein as the "PARTIES."

            WHEREAS upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law (as hereinafter defined), Activeworlds, and the Company intend to enter into a transaction to effect the merger of the Acquisition Sub with and into the Company (the "MERGER"), pursuant to which Acquisition Sub will cease to exist and Company will become an indirect wholly-owned subsidiary of Activeworlds;

         WHEREAS the respective Boards of Directors of Activeworlds, the Acquisition Sub and the Company have each declared advisable the Merger of the Acquisition Sub with and into the Company (the "MERGER") on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS the respective Boards of Directors of Activeworlds, the Acquisition Sub and the Company have each determined that the Merger is in the best interest of their respective stockholders and is in furtherance of and consistent with their respective long-term business strategies;

         WHEREAS the respective Boards of Directors of the Acquisition Sub and the Company have each (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, the Company the Merger Sub and their respective shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill its obligations of the Company or the Merger Sub, as the case may be, to their respective creditors; (ii) approved this agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of each of Acquisition Sub and the Company adopt and approve this Agreement and approve the Merger;

         WHEREAS the respective Boards of Directors of Activeworlds, the Acquisition Sub and the Company have each approved the merger of the Acquisition Sub into the Company in a reverse triangular merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the share capital of the Company (the "COMPANY SHARE CAPITAL") will be transferred to Activeworlds in exchange for 24,683,303 shares of Activeworlds' common stock, par value US $0.0001 per share, ("ACTIVEWORLDS COMMON STOCK"), which shall constitute such percentage of the issued and outstanding Activeworlds Common Stock immediately after the Merger as detailed in Exhibit A attached hereto, and whereby the stockholders of Activeworlds (as determined immediately preceding the Merger) shall own the such percentage of Activeworlds Common Stock as reflected on


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Exhibit A (which Exhibit A also contains the percentages on a fully diluted basis);

         WHEREAS Activeworlds, the Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS in exchange for the covenants of Activeworlds contained in Sections 7.4 through 7.7, Baytree has agreed to (i) cause its affiliates, Baytree Capital Associates LLC and Michael Gardner, to vote their shares of Activeworlds Common Stock in favor of a proposal to amend Activeworlds' certificate of incorporation and thereby, among other things, increase the number of authorized shares of Activeworlds Common Stock and (ii) provide future assistance in connection with any financing as described in Section 7.2.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Activeworlds, the Acquisition Sub and the Company hereby agree as follows:

         Section 1. Definitions. As used in this Agreement, the following words and phrases shall have the meanings ascribed.

         "Activeworlds Common Stock" shall have that same meaning as in the introductory paragraph.

         "Activeworlds Indemnitee" and collectively the "Activeworlds Indemnitees" shall have that same meaning as in Section 5.2.

         "Affiliate" means a person or entity which controls, is controlled by, or is under common control with any of the Parties, as the case may be, either directly or indirectly through intermediaries.

         "Agreement" shall have the meaning as in the introductory paragraph.

         "Assets" shall have that same meaning as in Section 3.1(h).

         "Closing Date Financial Statements" shall have that same meaning as in
Section 3.1(o).

         "Closing Date" shall have that same meaning as in Section 2.2.

         "Closing" shall have that same meaning as in Section 2.2.

         "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder.

         "Companies Registrar" shall mean the Registrar of Companies of the State of Israel.

         "Contracts" shall mean any oral, written or implied agreement, contract or understanding.

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         "Customer" means any person, firm, corporation, limited liability company, partnership, association or other entity to which the Company sold or provided services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or who or which was approached by or who or which has approached a senior officer of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

         "Effective Time" shall have the meaning contained in Section 2.4.1.

         "Employees" shall have that same meaning as in Section 3.1(l).

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Family Member" means any spouse, child, parent, father or mother-in-law, brother or sister, brother or sister-in-law, nephew or niece, and any corporation, partnership, joint venture, limited liability company, association, trust, joint stock company, unincorporated organization, or entity in which such a Person has any ownership interest in (excluding any public company in which a Person owns less than 1% of the outstanding shares of common stock).

         "Financial Statements" shall have that same meaning as in Section
3.1(o).

         "GAAP" means Generally Accepted Accounting Principles.

         "Intangible Assets" means all right, title and interest in and to all know-how, technology, slogans, data, studies, confidential information, restrictive covenants, computer software (including documentation and related object and source codes), designs, indemnity rights and other intangible assets now used or presently planned to be used by the Company, and all of the goodwill associated therewith, confidentiality obligations and similar obligations of present and former stockholders, officers and employees of the Company.

         "Intellectual Property Licenses" has the meaning contained in Section 3.1(s)(i).

         "Inventory" shall mean all inventories, including work-in-progress and raw materials.

         "Israeli Companies Law" shall mean the Israeli Companies Law, 5759-1999

         "Israeli Tax Ruling" shall have the meaning contained in Section 4.6.

         "Knowledge" of the Company or "to the best of the Company's Knowledge" means the knowledge of any officer, director, manager or Person performing comparable duties for the Company.

         "Laws" has the meaning contained in Section 3.1 (r).

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         "Leases" and individually a "Lease" shall have that same meaning as in
Section 3.1(i).

         "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Licenses and Permits" shall have that same meaning as in Section
3.1(m).

         "Listed Intellectual Property" has the meaning contained in Section 3.1(s).

         "Liens" include any liens, encumbrances, security interests, mortgages or similar charges.

         "Losses" shall have that same meaning as in Section 5.2.

         "Material Adverse Effect" means, when used with respect to Activeworlds and/or the Company, as the case may be, any change or effect that is materially adverse to the business, assets, Liabilities, results of operations, condition (financial or otherwise), management or future prospects of such Party. More specifically and without limiting the prior sentence, any loss of a Customer (or knowledge of a future loss or material reduction in revenues from a Customer) which accounted for 10% or more of the Company's revenues in 2003 or for the nine months ended September 30, 2004 shall be considered to have a Material Adverse Effect.

         "Merger" shall have that same meaning as in Section 2.1.

         "Merger Consideration" shall have that same meaning as in Section 2.3.

         "Merger Proposal" shall have that same meaning as in Section 316 of the Israeli Companies Law.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" shall mean any person, corporation, association, partnership, limited liability company, joint venture, organization, business, individual, government, or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" shall have that same meaning as in Section 3.2(d)(i).

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Documents" shall have that same meaning as in Section 3.2(e).

         "Securities Act" means the Securities Act of 1933.

         "Software Products" has the meaning contained in Section 3.1(s)(ii).

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         "Stockholder Indemnitee" or "Stockholder Indemnitees" has the meaning contained in Section 5.3.

         "Subsidiaries" mean any corporation, limited liability company or entity in which a Party owns at least 50.1% of the equity or otherwise has the power to manage or control.

         "Substituted Options" has the meaning contained in Section 4.6.

         "Substituted Warrants" has the meaning contained in Section 4.6.

         "Surviving Corporation" shall have that same meaning as in Section 2.1.

         "Taxes" shall have that same meaning as in Section 3.1(g).

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         Section 2.        Basic Transaction.

                  2.1 The Merger. On and subject to the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, the Acquisition Sub (as the target company in the Merger) shall merge with and into the Company (as the absorbing company in the Merger) at the Effective Time. The Company shall be the corporation surviving the Merger (the "SURVIVING CORPORATION"). Following the Merger, the separate corporate existence of the Acquisition Sub shall cease and the Company shall continue as the Surviving Corporation.

                  2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") at the offices of Activeworlds, 40 Wall Street, 58th Floor, New York, NY 10005, at 10:00 a.m. local time on the fifth business day following fulfillment or waiver of all conditions contained in Sections 4.1 through 4.3, but in no event later than February 28, 2005, or such place and other date as the Parties may mutually determine (the "CLOSING DATE").

                  2.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to Activeworlds and the Acquisition Sub the various certificates, instruments, and documents referred to in Section 4.1 and 4.5 below, (b) Activeworlds and the Acquisition Sub shall deliver to the Company the various certificates, instruments, and documents referred to in Section 4.2 and 4.4 below, and (c) Activeworlds shall deliver Activeworlds Common Stock as further described in Section 2.4.4 below (the "MERGER CONSIDERATION") to the Company's stockholders.

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                  2.4      Effect of Merger.

                           2.4.1 General. The Merger shall become effective at
the later of: (i) the time of the delivery of the Acquisition Sub and the Company's Notices to the Companies Registrar, as required in the Israeli Companies Law or (ii) the 71st day after the delivery of the Merger Proposal to the Companies Register (the "EFFECTIVE TIME") in the manner provided in Section 323 of the Israeli Companies Law.

                           2.4.2 Articles of Association. The Articles of
Association of the Company in effect at and as of the Effective Time shall be the Articles of Association of the Surviving Corporation until thereafter changed or amended as provided by applicable law.

                           2.4.3 Directors and Officers of Activeworlds. The
directors and officers of Activeworlds immediately following the Merger shall be as reflected on Schedule 2.4.3.

                           2.4.4 Directors and Officers of the Surviving
Corporation. The directors and officers of the Company at and as of the Effective Time shall be the directors and officers of the Surviving Corporation.

                           2.4.5 Merger Consideration.

                                 (a) The Merger Consideration shall consist of
24,683,303 shares of restricted Activeworlds Common Stock delivered at the Closing as reflected on Exhibit A , subject to adjustment as provided in Section 2.4.5(d).

                                 (b) At and as of the Effective Time, each
issued and outstanding share of Company Share Capital shall be converted into the Merger Consideration. Each issued and outstanding share of Company Share Capital shall be entitled to share in the Merger Consideration on a pro rata basis, based upon the number of shares of Company Share Capital owned as of the record date for the Merger, all as reflected on Exhibit A.

                                 (c) At and as of the Effective Time, each of
the ordinary shares par value NIS 1.00 per share, of the Acquisition Sub shall be converted into that number of ordinary share par value NIS 0.1, of the Surviving Corporation equal to the product of: (i) the number shares of the Company outstanding at the Closing Date and (ii) the number of shares of AWLD Ltd. outstanding at the Closing Date.

                                 (d) Derivative Securities. To the extent that
any options and warrants of the Company exist as of the Closing Date such options and warrants shall be assumed by Activeworlds. Each option or warrant so assumed shall continue to have and shall be subject to the same terms and conditions (including vesting schedule) as those which existed prior to the Closing Date except that, as of the Closing Date, (i) each such option or warrant shall be exercisable for that number of whole shares of Activeworlds Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such option or warrant immediately prior to the Closing Date multiplied by 14.695 (the "Exchange Ratio"), rounded to the nearest


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whole number of shares of Activeworlds Common Stock, and (ii) the per share exercise price for each share of Activeworlds Common Stock issuable upon exercise of each such option or warrant so converted shall be equal to the quotient determined by dividing the exercise price per Company Share at which such option or warrant was exercisable immediately prior to the Closing Date (expressed in U.S. Dollars based on the exchange rate in effect as of the close of business on the business day immediately preceding the date hereof) by the Exchange Ratio, rounded to the nearest whole cent. To the extent such options and warrants are not reflected on Schedule 2.4.5(a), the number of shares of Activeworlds Common Stock issued as part of the Merger Consideration shall be reduced on a share-for-share basis. The note payable to Micha Auerbach shall be convertible into shares of Activeworlds Common Stock at $1.00 per share.

                                 (e) At and as of the Effective Time,
Activeworlds shall have a net cash balance of US $3,450,000 after payment of all Liabilities. Of this cash balance, US $3,150,000 will be held in escrow and will be raised through the sale of seven units for US $450,000 per unit in a private offering. Each unit will contain 836,609 shares of Activeworlds Common Stock and warrants to purchase 418,305 shares of Activeworlds Common Stock exercisable at US $3.00 per share.

                                 (f) Fractional Shares. No fraction of a share
of Activeworlds Common Stock shall be issued, and such number of shares of Activeworlds Common Stock shall be rounded down.

                                 (g) Deferred Delivery. To the extent that any
of the Company stockholders fail to (i) execute the investment letter and receipt (Exhibit C), and (ii) deliver to Activeworlds their stock certificates of the Company duly endorsed, Activeworlds may refrain from delivering the Merger Consideration to them, which shares of Activeworlds Common Stock shall be held in escrow by the attorneys for the Activeworlds.

                           2.4.6 Adjustments. In the event of any
reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Activeworlds Common Stock) or subdivision with respect to Activeworlds Common Stock, any change or conversion of Activeworlds Common Stock into other securities, any other dividend or distribution with respect to Activeworlds Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of Activeworlds Common Stock issued as part of the Merger Consideration.

                  2.5 Procedure for Exchange of Common Stock. At the Closing, or as soon as practicable following the Closing, the stockholders of the Company shall deliver to Activeworlds certificates for their shares of Company Share Capital.

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         Section 3.        Representations and Warranties.

                  3.1 The Company. The Company hereby represents and warrants to Activeworlds, AWLD, the Acquisition Sub and Baytree LLC, all of which representations and warranties are as of the date hereof and will be as of the Closing Date true, complete, and correct in all respects, as follows:

                  (a) Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Israel. The Company has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as limited liability company in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification does not have a Material Adverse Effect on the Company. The copies of the respective Memorandum of Association and Articles of Associations of the Company, which have been delivered to Activeworlds, AWLD and the Acquisition Sub, are complete and correct and are in full force and effect.

                  (b) Authorization. Subject to approval by the Company's shareholders as required under Israeli law, the Company has full power and authority to enter into and perform this Agreement and all corporate or other action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder has been duly taken. Without limiting the generality of the foregoing, the Board of Directors of the Company has duly authorized the execution, delivery, and performance of this Agreement by the Company and such resolutions have not been revoked. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                  (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Laws of the state of Israel or any provision of the Articles of Association of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their Assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Capitalization. As of the date hereof, the authorized capital of the Company is 130,000 New Israeli Shekels "NIS", divided into 1,100,000 Ordinary Shares of NIS 0.1 par value each, 200,000 Ordinary A Shares of NIS 0.1 par value each. No later than the Closing Date, the authorized capital of the Company will be 200,000 NIS divided into 2,000,000Ordinary Shares of NIS 0.1 par value each (ii) 1,679,624 of the Company Share Capital will be


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issued and outstanding; (iii) up to 50,000 Ordinary Shares of the Company are
reserved for issuance to Catena Holding B.V. (iv) up to 68,000 Ordinary Shares of the Company will be reserved for issuance to directors, officers, key employees, consultants and contractors of the Company, pursuant to the terms set forth in the resolution of the Board of Directors of the Company dated June 1999
(iv) up to 100,000 Ordinary shares of the Company will be reserved for issuance to officers, key employees, consultants and contractors of the Company. All of the issued and outstanding shares of the Company Share Capital have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the Company's Articles of Association or any agreement, other than those agreements listed on Schedule 3.1(d), to which the Company is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock, limited liability interest, or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no outstanding or authorized performance units, stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts or proxies relating to the capital stock of the Company between or among any of the stockholders of the Company. All outstanding shares of Company Share Capital were issued in compliance with all applicable Laws, including the laws of Israel.

                  (e) Subsidiaries. Other than as listed in Schedule 3.1(e), the Company has no Subsidiaries and does not own any interest in any other corporation, partnership, joint venture, limited liability company, association, trust or entity.

                  (f) Brokers' Fees. Other than such fee listed in Schedule 3.1(f), as will be paid in full by the Company, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Activeworlds, the Acquisition Sub or the Surviving Corporation could become liable.

                  (g) Taxes. The Company has timely filed (timely being understood to include all properly granted extensions) all Tax Returns required to be filed by them with respect to all Israeli taxes, including taxes based upon or measured by income, payroll, employment, unemployment, withholding, excise, sales, personal property, use, business and occupation, franchise and occupancy, real estate, or other taxes (all of the foregoing taxes including interest and penalties thereon and including estimated taxes, the "TAXES") and has paid or reserved all Taxes which are due pursuant to such Tax Returns and has paid or reserved all other Taxes for which they have received a notice of assessment or demand for payment or have otherwise been made aware of a deficiency. All such Tax Returns are true, correct, and complete in all respects. No claim or notice has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No Tax Return has been the subject of an investigation, inquiry or an audit by any Tax authority. The Company has no Knowledge of any basis for, nor do the


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

Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority, or
(ii) as to which the Company has Knowledge.

                  (h) Title to Assets. Except as set forth on Schedule 3.1(h), the Company is the sole record and beneficial owners of the assets reflected on their financial statements including the Closing Date Financial Statements, previously delivered to Activeworlds (the "ASSETS") and has good and marketable title to all of the Assets, free and clear of any Lien. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting, or granting of any license in respect of the Assets or any granting of any agreement or right capable of becoming an agreement or right for the purchase of any such Assets. The Company has valid and perfected security interests in all Assets consigned to third Parties.

                  (i) Leases. Schedule 3.1(i) sets forth a complete and accurate listing or description of all real and personal property leases, subleases, concessions, licenses, occupancy agreements, conditional sales agreements or other title retention agreements (collectively, the "LEASES" and individually a "LEASE") to which the Company is a party. Each of the Leases is valid, binding and enforceable in accordance with its terms, and is in full force and effect; to the best of the Company's Knowledge, there are no existing defaults on the part of the Company or, to the best of the Company Knowledge, any other party, under any Lease, and no event of default under any such Lease has occurred and is continuing which (whether with or without the giving of notice, lapse of time or both, or the happening of any other event) would constitute a default under such Lease; each such Lease will, subject to obtaining any consent listed in
Schedule 3.1(i), continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of the Company; to the best of the Company's Knowledge, each such Lease reflects the complete understanding among the Parties thereto; and accurate and complete copies of each such Lease including all amendments thereto, have been delivered to Activeworlds, AWLD and the Acquisition Sub at or prior to the date hereof. The Company's interest in each of the Leases is free and clear of all Liens or other encumbrances and are not, in the case of real property, except as set forth in Schedule 3.1(i), subject to any rights of way, building use restrictions, exceptions, variances, easements (recorded or unrecorded), rights of redemption, reservations or limitations of any nature whatsoever of which the Company has Knowledge which may materially interfere with the Company's use thereof in a manner consistent with the Company's use thereof prior to Closing.

                  (j) Contracts and Other Documents. Schedule 3.1(j) contains a complete and accurate list of all material Contracts, oral or written, to which the Company is a party to, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 3.1(j) need not include: (i) purchase orders received by the Company in the Ordinary Course of Business from its Customers; (ii) purchase orders issued by the Company in the Ordinary Course of its Business to its suppliers and subcontractors involving less than US $10,000 individually and US $25,000 in the aggregate; or (iii) other Contracts involving less than US $25,000. Except as set forth on such Schedule 3.1(j), all Contracts set forth in such Schedule are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, the Company has performed all material obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such Contract have been heretofore delivered to the Company. Except as specifically set forth on such Schedule 3.1(j), the Company has no:

                  (A) agreements, Contracts, commitments or restrictions requiring the Company to make any charitable contribution;

                  (B) purchase Contracts or commitments of the Company that continue for a period of more than 12 months or are in excess of the Ordinary Course of Business;

                  (C) Contracts with managers, members or equity owners;

                  (D) Employment agreements, whether express or implied, or any other agreement for services that contains any severance or termination pay Liabilities or obligations, other than provided by applicable law as reflected on Schedule 3.1(j);

                  (E) restrictions by agreement from undertaking business anywhere in the world, or restrictions by agreement from providing services to any Customer or potential Customer;

                  (F) Liabilities or obligations with respect to the return of inventory or merchandise other than on account of defective conditions, incorrect quantities or missed delivery dates;

                  (G) debt obligations for borrowed money, including guarantees of or agreements to acquire any such debt obligations of others in excess of US $25,000;

                  (H) loans outstanding to any Person other than expense advances to employees not in excess of US $10,000 individually or US $25,000 in the aggregate;

                  (I) powers of attorney outstanding or any obligations or Liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

                  (J) notices of or any knowledge that any party to a Contract to which it is a party intends to cancel, terminate or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder;

                  (K) material disagreements with any suppliers or Customers;
and

                  (L) equipment leases other than leases previously disclosed to Activeworlds.

                  (k) Labor Difficulties. (i) the Company is not a party to any union agreement or collective bargaining agreement and no attempt to organize any employees of the Company has been made, proposed or threatened; (ii) there is no labor strike, formal labor dispute, formal labor grievance, labor arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice pending before a court, commission, regulatory body or arbitration tribunal, or, to the best of the Company's Knowledge, threatened against or affecting any or all of the Assets or the business of the Company, and to the best of the Company's Knowledge no event has occurred which would constitute reasonable grounds for any strike, dispute, grievance, proceeding or charge;
(iii) no union representation question exists with respect to any employees of the Company; (iv) to the best of the Company's Knowledge, there are no charges or complaints of discrimination pending before the any equal employment opportunity commission in connection with the business of the Company; and (v) to the best of the Company's Knowledge, the Company does not presently employ, and at no time during the past three years did they employ, any illegal aliens (as such concept exists under the laws of Israel); and (vi) to the best of the Company's Knowledge, the Company is in compliance in all material respects with all applicable labor and employment-related Laws.

                  (l) Employees. Schedule 3.1(l) sets forth an accurate and complete list of: (i) the names and current salaries or wage rate, as applicable, of all of the Company's employees whose annual compensation is US $100,000 or more; (ii) any increases required by any agreement or understanding with each of the foregoing; (iii) all known family relationships by blood, marriage, and adoption between any of the Company's employees, independent contractors, officers, and directors (and their Family Members); and (iv) a description of any informal understanding concerning employees' rights to continue to receive compensation during any periods during which such employees are not performing any services for the Company. As of the Closing Date, there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including severance benefits, and accrued vacation time or pay, due to or expected by present or former employees of the Company which have not been fully paid prior to such date or are expected to be paid by the Company within 15 days after such date. To the Company's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Company. Other than as listed on Schedule 3.1(l), the Company does not employ any consultants in lieu of employees for which the total cost in 2003 or anticipated cost in 2004 or 2005 is US $25,000 or more. No Person has alleged that the Company has committed any act involving (i) sexual misconduct or harassment, or (ii) discrimination in violation of any applicable Laws.

                  (m) Licenses and Permits. The Company has obtained, have fully paid for, and have in full force and effect all licenses, franchises, permits, approvals, certificates, certifications and other authorizations from all applicable governmental authorities which are necessary for the conduct of each business as currently conducted and the ownership, use, occupancy and operation of the Assets, except where the failure to do so would not have a Material Adverse Effect on the Company (the "LICENSES AND PERMITS"). Schedule 3.1(m) sets forth a complete and accurate list of all Licenses and Permits. To the best of the Company's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any of the Licenses and Permits and will not give to any Person any right to revoke, cancel, suspend, modify, or limit any of the Licenses and Permits. Renewal of each of the Licenses and Permits has been, or will be as of the Closing Date, timely applied for to the extent required under all Laws and to the extent appropriate to protect renewal rights thereunder. To the best of the Company's Knowledge, there is no fact or event which is likely to prevent the renewal of any of the Licenses and Permits under existing law or which, with the passage of time or the giving of notice or both, is likely to constitute a violation of the terms of any of the Licenses and Permits or of any applications or agreements made in connection therewith. No action or proceeding is pending or, to the best of the Company's Knowledge, threatened which could result in the revocation, cancellation, suspension, modification, or limitation of any of the Licenses and Permits. The Company does not owe any monies for the Licenses and Permits which have been granted to them.

                  (n) Accounts Receivable. The Company's Accounts Receivable arose from bona fide transactions in the Ordinary Course of Business of the Company and have not been discounted and, except to the extent of the reserve set forth on Closing Date Balance Sheet, will not be discounted. To the Company's knowledge the Accounts Receivable of the Company are not subject to any defense, deduction, reduction, counterclaim or setoff. There are no agreements or other understandings, whether oral or in writing, with respect to the write-down, write-off or deferral of any Accounts Receivable.

                  (o) Financial Statements. Schedule 3.1(o) sets forth the unaudited financial statements as for the year ended December 31, 2003, which include the balance sheet, statement of operations and retained earnings of the Company, and statements of cash flows and equity of the Company, together with the related notes thereto (collectively, the "FINANCIAL STATEMENTS") and the unaudited Financial Statements of the Company for the nine-month period ended September 30, 2004. On or before December 31, 2004, the Company shall deliver to AWLD and the Acquisition Sub the Financial Statements for the nine-month period ended September 30, 2004 together with a letter from Ernst & Young stating that the nine-month Financial Statements have been reviewed by it in accordance with United States GAAP. In addition, on or before five days prior to the Closing Date , the Company shall deliver to Activeworlds its Unaudited Financial Statements for the year ended December 31, 2004 prepared in accordance with US GAAP. On the Closing Date, the Company shall deliver to Activeworlds, AWLD and the Acquisition Sub the unaudited balance sheet of the Company as of the close of business on the last day of the month prior to the Closing Date (without any adjustments which will result from the Closing), and the audited Financial Statements of the Company for the year ended December 31, 2003 (collectively, the "CLOSING DATE FINANCIAL STATEMENTS"), certified by the Chief Executive Officer of the Company in substantially the same form as the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder (the "Certification"). The Financial Statements and the Closing Date Financial Statements are or will be complete and correct in all material respects and fairly present the financial condition of the Company as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates. The Financial Statements and Closing Date Financial Statements have been prepared in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Company has no Liabilities or obligations (whether accrued, absolute, contingent or otherwise) (i) of a nature required to be disclosed on a balance sheet or in the related notes to Financial Statements prepared in accordance with GAAP, or (ii) which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company. The Financial Statements and the Closing Date Financial Statements do not and/or will not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The audited Financial Statements of the Company for the year ended December 31, 2003 shall not be materially different than the unaudited Financial Statements for the same period which are contained on Schedule 3.1(o).

                  (p) Assets; Ownership of Necessary Assets and Rights. The assets, properties and rights included in the Assets comprise all of the assets, properties, and rights of every type and description, real, personal, and mixed, tangible and intangible, used by the Company in, and necessary to, the conduct of their business as presently conducted. The Assets are in good condition and repair and have received maintenance in the Ordinary Course of Business.

                  (q) Absence of Undisclosed Liabilities. The Company does not have any Liabilities or obligations of any nature, whether contingent, accrued, absolute, unasserted or otherwise, other than Liabilities or obligations reflected in the Financial Statements or the Closing Date Financial Statements.

                  (r) Compliance with Law. To the best of the Company's Knowledge, the Company is presently in compliance in all material respects with all applicable laws, whether in Israel, the United States or elsewhere, as the case may be, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, Permits and Licenses, authorizations, judgments, decrees, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof (collectively, the "LAWS"). To the best of the Company's Knowledge, no event has occurred which would constitute reasonable grounds for a claim that non-compliance has occurred or is occurring and any non-compliance will not have a Material Adverse Effect on the Company. In furtherance of the foregoing: (i) the Company has not received any written notice that any governmental agency or department has commenced or threatened to initiate (i) any action against the Company, (ii) any action to enjoin research at any facility owned or used by the Company, or (iii) any civil penalty, injunction, seizure or criminal action against them.

                  (s) Intellectual Property and Intangible Assets.

                           (i) Set forth on Schedule 3.1(s) is a true and
complete list of all inventions, patents, patents pending, trademarks, trade names, brand names, copyrights, Software Products (as defined below), trade secrets and formulae (collectively, the "LISTED INTELLECTUAL PROPERTY") owned by the Company, including a list of all governmental registrations and applications for registration for each. Schedule 3.1(s) contains a complete list of all licenses or agreements which in any way affect the rights of the Company to any of the Listed Intellectual Property (the "INTELLECTUAL PROPERTY LICENSES"); such list indicates the specific Listed Intellectual Property affected by each such Intellectual Property License. To the best of the Company's Knowledge, neither the Company's operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that the Company's operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued or to the Knowledge of the Company any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor, to the best of the Company's Knowledge, is there any infringement by any other Person of any of the Listed Intellectual Property or of the intellectual property to which the Intellectual Property Licenses relate. Except as specifically set forth on
Schedule 3.1(s), consummation of the transactions contemplated hereby will not alter or impair the Company's rights to any of the Listed Intellectual Property or under any Intellectual Property License. The manner in which the Company has manufactured, packaged, shipped, advertised, labeled and sold its products complies with all applicable Laws pertaining thereto, the failure to comply with which would have a Material Adverse Effect upon the Company. The Prior Art Search, annexed as Schedule 3.1(s), is true and correct.

                           (ii) Except as specifically set forth on Schedule
3.1(s), the Company is the sole and exclusive owner or licensee of:

                                 (A) the Listed Intellectual Property, the
Intellectual Property Licenses and the technology, know-how and processes now used by the Company, or used in connection with any product now being manufactured and sold by the Company, in the manner that such product is now being manufactured and sold; and

                                 (B) all rights, title and interest of whatever
kind or nature throughout the world in and to the fully or partially developed computer software products listed on Schedule 3.1(s), with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "SOFTWARE PRODUCTS"). Without limiting the generality of the above, the Software Products shall also include all of the Company's related programs, trade secrets, algorithms and processes relating to the Software Products or such programs, the Company's copyright in and to each of the Software Products and all works derivative therefrom (including the registrations of copyright listed on Schedule 3.1(s), all current, previous, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all maintenance and installation job control language, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software Products.

                  (iii) Except as set forth on Schedule 3.1(s), each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed all obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. Except as set forth on Schedule 3.1(s), the Company has no Knowledge and has no reason to believe that there exists any new developments in the creation, publication or marketing of the products of the Company or any new or improved products or processes useful in connection with the business of the Company as now conducted or as presently anticipated to be conducted, except such developments, products and processes as would not have a Material Adverse Effect upon the Company. None of the Company's members, employees, consultants, distributors, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

                  (iv) No Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. Except as set forth on the on Schedule 3.1(s), (A) the Company has not disclosed any source code regarding the Software Products to any Person other than to an employee of the Company, (B) the Company has at all times maintained reasonable procedures to protect and has enforced all trade secrets of the Company; (C) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to the Company, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in the Company's business activities, which would give rise to such obligation, and (D) the Company has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed on Schedule 3.1(s), the Company has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

                  (v) Except as set forth on Schedule 3.1(s), the Software Products currently being marketed by the Company are free from known significant defects and substantially conform to the specifications and documentation therefor.

                  (vi) Except as set forth on Schedule 3.1(s), no manager, employee or member of the Company, directly or indirectly, has any ownership, financial or other interest in any of the Listed Intellectual Property.

                  (t) Pending Litigation. Other than as set forth in Schedule 3.1(t) the Company is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) Party or, to the Company's Knowledge, threatened to be made parties to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (u) Customer List. To the Company's Knowledge, the Company has not received any notice, whether written or oral, indicating that any Customer intends to cease doing business with the Company, or to materially alter the amount of business it has previously done or is presently doing with the Company.

                  (v) Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2003, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                           (i) The Company has not sold, leased, transferred, or
assigned any of its Assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) No Person has accelerated, terminated, modified,
or cancelled any agreement, Contract, lease or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound involving (A) more than US $25,000; or (B) a term of more than one year;

                           (iii) Except for capital equipment expenditures
reflected on the Closing Date Balance Sheet, the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than US $25,000 or outside the Ordinary Course of Business;

                           (iv) The Company has not made any capital investment
in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving (A) more than US $25,000, (B) or outside the Ordinary Course of Business;

                           (v) The Company has not delayed or postponed the
payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (vi) The Company has not cancelled, compromised,
waived, or released any right or claim (or series of related rights and claims) either involving (A) more than US $25,000, or (B) outside the Ordinary Course of Business;

                           (vii) The Company has not granted any license or
sublicense of any rights under or with respect to any intellectual property;

                           (viii) The Company has not entered into any
collective bargaining agreement except as reflected on Schedule 3.1(v);

                           (xiv) The Company has not granted any increase in the
base compensation of any of their directors, or officers or any of their Family Members except as reflected on Schedule 3.1(v);

                           (xv) The Company has not made any other change in
employment terms for any of its directors and officers or any of their Family Members except as reflected on Schedule 3.1(v);

                           (xvi) The Company has not made or pledged to make any
charitable or other capital contribution in excess of US $25,000 and outside the Ordinary Course of Business;

                           (xvii) There has not been any other occurrence,
event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                           (xviii) The Company has not committed to do any of
the foregoing.

                  (w) Inventory. All Inventory of the Company was acquired and has been maintained in the Ordinary Course of Business.

                  (x) Suppliers. To the best of the Company's Knowledge, no Customer or supplier has disclosed to the Company its intention to discontinue or substantially reduce the size or number of transactions it consummates with the Company prior or subsequent to the Closing or will consummate upon the consummation of the transactions contemplated herein or thereafter.

                  (y) No Third Party Option. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Company Assets or equity interest or any interest therein, except for those contracts entered into in the Ordinary Course of Business, except as herein above described.

                  (z) Related Party Transactions. No officer, supervisory employee, director, manager, member or stockholder of the Company or any of its Family Members (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any Customer, competitor, or a supplier of the Company or any organization which has a Contract or arrangement with the Company, or (ii) has any Contract or agreement with the Company, and all such agreements are on arms-length terms.
Schedule 3.1(z) describes (i) any transaction which is and effect as of the date hereof between the Company or any of its subsidiaries and any officer, director or shareholder of the Company or their Family Members, and (ii) all transactions which caused the Company to recognize revenues or expenses since December 31, 2003 (or will cause Activeworlds, the Company to do so in the future) as the result of any transaction between Activeworlds or the Company and any of their officers, directors, managers, members, or stockholders or their Family Members.

                  (aa) Contingent Liabilities. The Company has no contingent Liabilities to any Person, except: (i) Liabilities, obligations or contingencies less than US $3,000 which were incurred after September 30, 2004 and were incurred in the Ordinary Course of Business; (ii) Liabilities, obligations or contingencies which (A) would not, in the aggregate, have a Material Adverse Effect on the Company, or (B) have been discharged or paid in full prior to the date hereof; (iii) Liabilities and obligations which are of a nature not required to be reflected in the financial statements of the Company prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the Ordinary Course of Business; and (iv) Liabilities reflected in the Company's Financial Statements or the Closing Date Financial Statements.

                  (bb) Guaranties. The Company is not a guarantor, surety, or otherwise liable for any Liability or obligation (including indebtedness) to any other Person except as reflected in the Company's Financial Statements or the Closing Date Financial Statements.

                  (cc) Restrictive Covenants. The Company is not a party to or is bound or affected by any commitment, agreement or document containing any covenant or other provision limiting the freedom of the Company to compete in any line of business, acquire products or services from any supplier or vendor, sell or market products or services to any Customer or potential Customer, or transfer or move any of its operations. The Company is not a Party to or bound or affected by any commitment, agreement or document containing any covenant or other provision which materially or adversely affects the Assets or equity interests of the Company.

                  (dd) Insurance. The Company maintains such policies of insurance, as are appropriate to the Company's operations, property, and assets, including, but not limited to, the Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such current policies of insurance are in full force and effect. The Company is not in default, as to the payment of premiums or otherwise, under the terms of any such policy. Schedule 3.1(dd) sets forth a complete list of all policies of insurance which the Company maintains and, with respect to such policies, the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past two years. No coverage provided in such policies of insurance shall be diminished, lost or otherwise adversely affected as a result of the transactions contemplated in this Agreement.

                  (ee) Disclosure. No statement, representation or warranty by the Company in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. To the Company's Knowledge, there are no facts, which may have a Material Adverse Effect on the Company or its business which have not been set forth in this Agreement or the Schedules hereto.

                  3.2 Activeworlds, the Acquisition Sub and AWLD. Activeworlds, the Acquisition Sub and AWLD hereby jointly and severally represent and warrant to the Company, all of which representations and warranties are as of the date hereof and will be as of the Closing Date true, complete, and correct in all respects, as follows:

                  (a) Organization and Qualification. Each of Activeworlds, AWLD and the Acquisition Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and each is duly qualified to do business in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary.

                  (b) Authorization. Activeworlds, AWLD and the Acquisition Sub have full power and authority to enter into and perform this Agreement and all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of their obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Activeworlds, AWLD and Acquisition Sub, and no other corporate proceedings on the part of Activeworlds, AWLD or Acquisition Sub are necessary to authorize this Agreement or for each of Activeworlds, AWLD and Acquisition Sub to perform its obligations hereunder, except that Activeworlds must amend its certificate of incorporation to increase the number of authorized shares of Activeworlds Common Stock and take other action as provided in this Agreement. Without limiting the generality of the foregoing, the board of directors of each of Activeworlds, AWLD and the Acquisition Sub has duly authorized the execution, delivery, and performance of this Agreement by Activeworlds, AWLD and the Acquisition Sub. This Agreement has been duly executed by each of Activeworlds, AWLD and the Acquisition Sub and constitutes the legal, valid and binding obligation of Activeworlds, AWLD and the Acquisition Sub, enforceable against each in accordance with its terms, subject to the ability of Activeworlds to amend its certificate of incorporation.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Laws to which any of Activeworlds, AWLD and the Acquisition Sub is subject or any provision of the charter, Bylaws or Articles of Association of any of Activeworlds, AWLD and the Acquisition Sub, respectively,
(ii) conflict with, result in a beach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Activeworlds, AWLD and the Acquisition Sub is a party or by which it is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets). None of Activeworlds, AWLD and the Acquisition Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for filings necessary to consummate the Merger.

                  (d) Capitalization.

                           (i) The authorized capital stock of Activeworlds
consists of 100,500,000 shares of capital stock divided into two classes (A) 500,000 shares of preferred stock, US $.001 par value per share (the "PREFERRED STOCK"), and (B) 50,000,000 shares of Activeworlds Common Stock, US $.001 par value per share, which will be 100,000,000 shares as of the Closing Date. As of the date of this Agreement, there are no shares of Preferred Stock outstanding, and without giving effect to delivery of the Merger Consideration, there are 5,317,116 shares of common stock outstanding. All of the issued and outstanding shares of Activeworlds Common Stock are validly issued and are fully paid, non-assessable and free and clear of all preemptive rights. When issued in accordance with the terms of this Agreement, the Merger Consideration to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, security interests, liens, claims, pledge, agreements, and limitations in Activeworlds' voting rights, charges or other encumbrances of any nature whatsoever.

                           (ii) Except as disclosed on Schedule 3.2(d) hereof,
as of the date hereof, there are (a) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Activeworlds to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Preferred Stock or common stock or obligating Activeworlds to grant, extend or enter into any agreement or commitment except for as otherwise herein, and (b) no voting trusts, proxies or other agreements or understandings to which Activeworlds is a party or is bound with respect to the voting of any shares of Preferred Stock or Common Stock. The shares of Common Stock to be issued as the Merger Consideration will be as of the Closing duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, but will be restricted securities under the Securities Act.

                  (e) Filings with the SEC. Activeworlds has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "SEC DOCUMENTS"). All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material Contracts so filed as exhibits since September 9, 2000 are in full force and effect, except those which have expired in accordance with their terms, and Activeworlds is not in material default with respect to such Contracts. Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of Activeworlds' subsidiaries is required to file any reports or other documents with the SEC. Based upon its current lack of business activity, Activeworlds maintains adequate disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act).

                  (f) Absence of Undisclosed Liabilities. Since June 30, 2004, Activeworlds has not incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (i) Liabilities, obligations or contingencies which were incurred after September 30, 2004 and described in Schedule 3.2(f); and; (ii) Liabilities, obligations or contingencies which (A) would not, in the aggregate, have a value of more than $10,000 except relating to the Merger, or (B) have been discharged or paid in full prior to the date hereof.

                  (g) Certain Regulatory Matters. Activeworlds has not received any notice that the US Justice Department or the SEC has initiated, commenced or threatened to initiate any action (1) to enjoin its business activities; or (2) alleging any civil or criminal violations of law by it nor is it aware of any circumstances which may give raise to any such action.

                  (h) The Acquisition Sub. Acquisition Sub was organized under Israeli law on November 28, 2004. Except in connection with this Agreement, Acquisition Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Acquisition Sub has no obligations or Liabilities, accrued, absolute, contingent or otherwise, nor will either have any such obligations or Liabilities prior to the Effective Time or the earlier termination of this Agreement. Immediately prior to the Closing, Activeworlds will make a capital contribution to the Acquisition Sub consisting of the Merger Consideration.

                  (i) Absence of Business Operations. Activeworlds has not conducted any business after September 9, 2002.

                  (j) No Brokers. Other than the obligations to Baytree Capital Associates LLC ("BAYTREE") pursuant to a renewal of its Consulting Agreement as provided in Section 4.1(o) including the Activeworlds Common Stock and/or warrants issued to Baytree and David Juroslawicz as reflected in Post Acquisition Cap Table attached as Exhibit A to this Agreement, Activeworlds, AWLD and the Acquisition Sub have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Activeworlds or any other Party could become liable.

         Section 4.        Closing.

                  4.1 Conditions to Activeworlds', AWLD's and the Acquisition Sub's Obligations. The obligations of Activeworlds, AWLD and the Acquisition Sub under this Agreement, including, without limitation, the obligation to consummate and effect the Merger, shall be subject to satisfaction of the following conditions, unless waived by them:

                  (a) The Company shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on each other's part to be performed or satisfied hereunder at or prior to the Closing Date.

                  (b) All representations and warranties of the Company herein shall have been true and correct in all respects when made, shall have continued to have been true and correct in all respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such date.

                  (c) All consents, approvals, certificates and authorizations required to be obtained by the Company in connection with the Merger, including without limitation, all approvals by and clearances from all governmental authorities (including, if necessary, the Office of Chief Scientist), lenders, and other third parties, shall have been obtained and no such consent, approval or authorization shall be subject to any condition which is unduly burdensome; and as of the Closing Date, no Laws shall have been enacted or deemed applicable to the transactions contemplated by this Agreement which would materially interfere with or restrict the use and operation of the business of the Company after the Closing or detract from the value of its Assets.

                  (d) The Company shall have obtained written consents of each Lease and Contract listed on Schedule 4.1(d) with respect to which consent is required in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) There shall not have occurred, since December 31, 2003, any event which would have a Material Adverse Effect with respect to the Company.

                  (f) All Preferred Stock of the Company shall have converted to an equal number of Ordinary Shares.

                  (g) Activeworlds, AWLD and the Acquisition Sub shall have received from counsel to the Company an opinion covering the matters contained on Exhibit D hereto which is reasonably acceptable to Activeworlds and the Acquisition Sub.

                  (h) The Company shall have delivered the Closing Date Financial Statements to Activeworlds, AWLD and the Acquisition Sub.

                  (i) The Company shall deliver to Activeworlds, AWLD and the Acquisition Sub a certificate dated the Closing Date in form and substance satisfactory to Activeworlds, AWLD and the Acquisition Sub to the effect that all of the above conditions have been met.

                  (j) Each Company stockholder shall deliver to Activeworlds an investment letter and receipt in the form annexed as Exhibit C.

                  (k) Activeworlds shall have amended its certificate of incorporation so as to provide that its board of directors shall have an executive committee consisting of at least two persons. The executive committee shall have the exclusive authority, which shall require unanimous consent of all members, to appoint Activeworlds' chief executive officer, chief financial officer and chief marketing officer and AWLD's president. One member of the Activeworlds board of directors and executive committee shall be a designee of Baytree LLC. This provision relating to the executive committee shall not be amended without the affirmative vote or consent of 75% of the outstanding shares of the Activeworlds Common Stock unless Baytree and Michael Gardner shall beneficially own less than 250,000 shares of Activeworlds Common Stock (without giving effect to any reverse stock splits or recapitalizations).

                  (l) The Company shall have executed and delivered a license to AWLD providing AWLD with (i) an exclusive North American license to all of its Listed Intellectual Property and the Intellectual Property Licenses listed on
Schedule 4.1(l), including all inventions, improvements, concepts, know-how, ideas, and technology made or conceived by Company, including that which may provide the subject matter for any trademark, copyright, patent, patent application, any extensions, supplementary protection certificates, continuations, continuation-in-part, divisions, reissues, re-examinations, additions, substitutions, confirmations, registrations or re-validations.

                  (m) Each officer, director and 10% stockholder of the Company who receives shares of common stock as part of the Merger Consideration shall sign a lock-up letter restricting his public sale of Activeworlds Common Stock for a period of 18 months following the Closing, which lock-up letter shall be in form reasonably satisfactory to Baytree.

                  (n) The stockholders of the Company shall waive their rights of first refusal and preemptive or other similar rights with respect to the Company's securities.

                  (o) Activeworlds shall have entered into a two-year Consulting Agreement with Baytree (Exhibit B) issuing to it 750,000 three-year warrants exercisable at $2.00 per share.

                  (p) The loan payable from the Company to Micha Auerbach shall be extended for a period of two years from the Closing Date and be convertible into shares of Activeworlds Common Stock at $1.00 per share.

                  (q) Creditors owed not more than $100,000 of the Company's Liabilities (based upon the records of the creditors) have filed objections with the authorized court.

                  (r) Reuven Behar has provided written notice to Activeworlds of his willingness to serve as a member of Activeworlds' board of directors for at least one year following the Closing.

                  (s) No more than 25% of the outstanding Company Share Capital shall vote against the Merger.

                  (t) The Company shall have resolved to Activeworlds' reasonable satisfaction any claim for any fees owed to Rafael Rebhan arising from this Agreement or the transactions contemplated hereby.

                  (u) The Financial Statements of the Company for the year ended December 31, 2003 shall not be materially different from the Financial Statements for the same period contained on Exhibit A.

                  (v) This Agreement, the Merger and the transaction contemplated thereby have been approved by the Company's shareholders as required under Israeli law.

                  (w) The Company shall not, without Activeworlds' written consent which may not be unreasonably withheld, hire any new officers or any new employees who are expected to be officers of Activeworlds following the Closing.

                  4.2 Conditions to the Company's Obligations. The obligations of the Company under this Agreement, including, without limitation, the obligation to consummate and effect the Merger shall be subject to satisfaction of the following conditions, unless waived by the Company:

                  (a) Activeworlds and the Acquisition Sub shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

                  (b) All of the representations and warranties of Activeworlds, the Acquisition Sub and AWLD herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of, and with reference to such date.

                  (c) All consents, approvals and authorizations required to be obtained by Activeworlds or the Acquisition Sub in connection with the Merger, including all approvals by and clearances from all governmental authorities (including, if necessary, the Office of the Chief Scientist), have been obtained.

                  (d) Activeworlds and the Acquisition Sub shall deliver to the Company a certificate dated the Closing Date in form and substance satisfactory to the Company to the effect that all of the above conditions have been met.

                  (e) The Company shall have received from counsel to Activeworlds and the Acquisition Sub an opinion covering the matters contained on Exhibit E which is reasonably acceptable to the Company.

                  (f) At and as of the Effective Time, Activeworlds shall have a net cash balance of US $3,450,000 after payment of all Liabilities.

                  (g) The Company has received the Israeli Income Tax Ruling (as such terms defined in Section 4.6 below).

                  (h) This Agreement, the Merger and the transaction contemplated thereby have been approved by the Company's shareholders as required under Israeli law.

                  (i) The person listed on Schedule 2.4.3 have been duly appointed as directors and officers of Activeworlds as of the Closing Date.

                  4.3 Conditions to Parties' Obligations. The obligations of the Parties to consummate and effect the Merger pursuant to this Agreement shall be subject to the following additional condition, unless waived in writing by each
Party: No injunction or temporary restraining order shall have been granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no action, suit or other proceeding instituted by any federal, state, or local governmental authority seeking such an injunction or order shall be pending or threatened.

                  4.4 Activeworlds' and the Acquisition Sub's Closing Documents. At the Closing, Activeworlds and the Acquisition Sub will deliver to the Company, in form and substance reasonably satisfactory to the Company:

                  (a) Copies of resolutions of the board of directors of Activeworlds and the Acquisition Sub authorizing the execution and delivery of, and performance of their obligations under this Agreement, certified by the Secretary of Activeworlds and the Acquisition Sub.

                  (b) A Good Standing Certificate for Activeworlds issued by the Secretary of State of Delaware dated not more than five business days prior to the Closing Date.

                  (c) A certificate of an officer of Activeworlds, AWLD and the Acquisition Sub certifying that the representations, warranties and agreements of Activeworlds, AWLD and the Acquisition Sub contained in this Agreement are true and accurate in all material respects as of the Closing Date and that Activeworlds and the Acquisition Sub has satisfied and performed all of its respective obligations hereunder.

                  (d) Certificates for the shares of Activeworlds Common Stock required to be delivered to the Company's stockholders registered in the name of the stockholders.

                  4.5 The Company's Closing Documents. At the Closing, the Company shall deliver to Activeworlds and the Acquisition Sub, in form and substance reasonably satisfactory to Activeworlds and the Acquisition Sub:

                  (a) All consents required under the Contracts required upon a change in control of the Company.

                  (b) Copies of resolutions adopted by the board of directors, the stockholders, the manager and the members, as the case may be, of the Company authorizing the execution and delivery of, and performance of the Company's obligations under this Agreement, certified by the Secretary manager of the Company.

                  (c) The Company will provide Activeworlds with a copy of the Company Register of the State of Israel reflecting the Company's status as an active corporation.

                  (d) A certificate of the manager of the Company certifying that the representations, warranties and agreements of the Company contained in this Agreement are true and accurate in all material respects as of the Closing Date and that the Company has satisfied and performed all of its obligations hereunder.

                  (e) Evidence of any authorization, consent, approval or filing with any public body or governmental authority or any other Person necessary in connection with this Agreement.

                  (f) Such other documents as Activeworlds and the Acquisition Sub shall reasonably request.

                  4.6 Israeli Income Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company's counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling: (i) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger until the date on which a shareholder sells the shares of Activeworlds Common Stock received as of the Closing, and (ii) confirming that the conversion of certain of the Company Options into options to purchase shares of Activeworlds Common Stock pursuant to Section 2.4.5(d) (the "SUBSTITUTED OPTIONS") and the exchange of certain of the Company Warrants into warrants to purchase shares of Activeworlds Common Stock pursuant to Section 2.4.5 (d) (the "SUBSTITUTED WARRANTS") will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise or sale, as the case may be, of the Substituted Options (the "ISRAELI TAX RULING")

         Section 5.        Survival of Representations and Warranties;
Indemnification.

                  5.1 Survival of Representations and Warranties and Covenants. The representations and warranties of Activeworlds, AWLD, the Acquisition Sub and the Company set forth in this Agreement and in any certificate, agreement, or instrument delivered in connection with the transactions contemplated hereby, shall survive the Closing for a period equal to 12 months from Closing after which no suit may be initialized or claim made for indemnity under the Agreement. The covenants contained in Section 7 shall survive the Closing indefinitely without regard to this 12 month period.

                  5.2 Indemnification by the Company. In addition to and not in limitation of the Company's indemnification obligations set forth elsewhere in this Agreement, the Company shall, defend, indemnify, and hold harmless Activeworlds and its Affiliates and its respective officers, directors, agents and employees (individually, a "ACTIVEWORLDS INDEMNITEE" and collectively the "ACTIVEWORLDS INDEMNITEES"), from and against any and all claims, losses, deficiencies, Liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, reasonable legal, expert witness, accounting and consulting fees), whether or not resulting from third Party claims (collectively, "LOSSES"), suffered by the Activeworlds Indemnitee, which arise out of or result from: any inaccuracy or material misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement.

                  5.3 Indemnification by Activeworlds and the Acquisition Sub. Activeworlds and the Acquisition Sub shall defend, indemnify and hold harmless, the stockholders of the Company (individually, a "STOCKHOLDER INDEMNITEE" and collectively the "STOCKHOLDER INDEMNITEES") from and against any and all Losses, suffered by a Stockholder Indemnitee, which arise out of or result from any material inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Activeworlds or the Acquisition Sub in this Agreement or in any document or certificate delivered by Activeworlds or the Acquisition Sub pursuant to the provisions of this Agreement.

                  5.4 Successors. The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the Parties hereto shall not affect in any manner the obligations of the Parties pursuant to this Section 6 or any other term or provision of this Agreement, and the Parties covenant and agree to make adequate provision for their Liabilities and obligations hereunder in the event of any such transaction.

         Section 6. Finders. Baytree and David Juroslawicz have acted as Finders and as to Baytree, also as a consultant, in connection with the transactions contemplated by this Agreement. Activeworlds shall issue its Common Stock and warrants to each Finder in the amounts reflected on Schedule 6.

         Section 7.        Covenants.

                  7.1 Voting of Shares. In order to permit Activeworlds to amend its certificate of incorporation as provided in Section 4.1, Baytree LLC shall cause its affiliates, Baytree and Michael Gardner, to execute stockholders' consents or vote their shares of Activeworlds Common stock in favor of such amendment.

                  7.2 Future Financing. For a period of 18 months following the Closing, should the Company determine that the Parent requires additional financing and requests such, Baytree shall cause Baytree, within 10 days, present a term sheet for funding US $2,000,000 and Baytree shall use its best efforts to have such term sheet represent a fair and reasonable offer considering the security being purchased, the standing of the Company and market conditions.

                  7.3 Piggyback Registration Rights. If Activeworlds shall file a Registration Statement with the SEC covering the public sale of its securities for the account of selling stockholders (except Forms S-4 or S-8 and successor forms), it shall include in such Registration Statement the shares of Activeworlds Common Stock issued to the investors who purchase units in the private placement, Baytree and the Finders hereunder pursuant to Sections 2.4.5(e), 3.2(j) and 4.1(p) including shares issuable upon exercise of warrants and pay all of the costs of such Registration Statement and all amendments including counsel and auditing fees and disbursements, except counsel, if any, to the selling stockholders. Activeworlds shall enter into a Registration Rights Agreement, which Registration Rights Agreement shall be reasonably satisfactory to Baytree.

                  7.4 SEC Compliance. Following the Closing Date, at all times Activeworlds shall continue to comply with all of the provisions applicable to it of the Exchange Act, unless and until Activeworlds has sold all or substantially all of its assets in a transaction requiring the approval of its stockholders or merged with and into another issuer.

                  7.5 Sarbanes-Oxley Act of 2002. Unless and until Activeworlds lists a class of its securities on the New York or American Stock Exchange, it shall comply with all of the provisions of the Sarbanes-Oxley Act of 2002 as if Activeworlds Common Stock were listed on the Nasdaq Stock Market.

                  7.6 Marketing. As promptly as possible following the Closing Date but no later than April 30, 2005, Activeworlds shall prepare a professional marketing plan designed to market its products to United States and foreign governments and to corporations and other entities and have such marketing plan approved by the Activeworlds board of directors. As promptly as possible following the Closing Date and not later than April 30, 2005, Activeworlds shall hire a full-time vice president of marketing who has a demonstrated background as a marketing executive and experience in marketing products to governments and corporations which products shall have been useful to national or international security.

                  7.7 Designee to the Activeworlds' Board of Directors. For five years following the Closing Date or such earlier date as Baytree and Michael Gardner beneficially own less than 250,000 shares of Activeworlds Common Stock (without giving effect to any reverse splits or recapitalizations), Baytree shall have the right to appoint a member or non-voting observer to the Activeworlds board of directors, which person shall be a member of the executive committee (or attend meetings of the executive committee) and to be a member of (or attend meetings of) the audit committee (as long as such person maintains the requisite criteria established by the Nasdaq Stock Market or applicable stock exchange on which Activeworlds Common Stock is listed). Such member of the board of directors or observer shall be entitled to the same compensation paid to other non-employee directors and be fully reimbursed for all reasonable travel and other expenses. Furthermore, such member or observer shall be entitled to the same indemnification provisions, including advancement of expenses, which the Company offers to any of its other officers or directors.

                  7.8 Public and Investor Relations. Activeworlds shall appoint one public relations and investor relations firm reasonably satisfactory to Baytree LLC for a period of three years following the Closing.

                  7.9 Independent Directors. For a period of two years following the Closing, none of the Activeworlds' officers shall serve on the compensation and audit committees of its board of directors.

                  7.10 Directors' and Officers' Liability Insurance. Activeworlds shall obtain directors' and officers' liability insurance in an amount reasonably satisfactory to Baytree LLC and maintain such insurance in effect as long as a designee of Baytree serves on Activeworlds' board of directors. Additionally, as long as Baytree has the power to appoint a designee to Activeworlds' board of directors, there shall be at least two persons on the board of directors who are United States citizens.

                  7.11 Foreign Corrupt Practices Act. At all times, Activeworlds and its subsidiaries, including the Company, shall comply with United States Foreign Corrupt Practices Act.

                  7.12 Power to Enforce Covenants. Baytree LLC shall have the power to waive or enforce any of the covenants of Activeworlds contained in this
Section 7 and be entitled to the remedy of specific performance contained in
Section 8.4.

         Section 8.        General Provisions.

                  8.1 No Third Party Beneficiaries. Except as provided in
Section 7.12, nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of the Company) other than the Parties hereto, and solely to the extent provided in Article 6, Stockholder Indemnitees, and no other Person shall have any rights or remedies hereunder.

                  8.2 Expenses of the Parties. All expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the Party who shall have incurred the same, and the other Parties shall have no Liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any claim for damages by any Party.

                  8.3 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  8.4 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled, without the necessity of pleading or proving irreparable harm or lack of an adequate remedy at law, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Any such claim for specific performance or other equitable relief shall be brought and determined in the appropriate federal or state court in the State of New York located in New York City and in no other forum. The Parties hereby irrevocably submit to the jurisdiction of any such New York state court or federal court in connection with such claim for a specific performance or other equitable relief.

                  8.5 Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

                  8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                  8.7 Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and permitted assigns.

                  8.8 Notices. Any notice, report, demand, waiver, consent or other communication given by a Party under this Agreement shall be in writing, may be given by a Party or its legal counsel, and shall deemed to be duly given upon delivery by Federal Express or similar next business day courier service which provides evidence of delivery, or when delivered by facsimile transmission if a copy thereof is also delivered in person or by next business day courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

Notice to the Company shall be                                        Hi-G-Tek Ltd.
sufficient if given to:                                               16 Hacharoshet Street
                                                                      Or-Yehuda 60375, Israel
                                                                      Attention:  Mr. Micha Auerbach
                                                                      Facsimile:  972-3-5339225

with a copy to:                                                       Fischer Behar Chen & Co.
                                                                      3 Daniel Frisch Street
                                                                      Tel Aviv 64731 Israel
                                                                      Attention:  Reuven Behar, Esq.
                                                                      Facsimile:  972.3.6091117


Notice to Activeworlds, AWLD and the                                  Activeworlds Corporation
Acquisition Sub shall be sufficient if given to:                      AWLD, Inc.
                                                                      AWLD Ltd.
                                                                      40 Wall Street, 58th Floor
                                                                      New York, NY 10005
                                                                      Attention:  Mr. Sean Deson
                                                                      Facsimile:  (212) 363-4231

Notice to Baytree shall be sufficient if given to:                    Baytree LLC
                                                                      40 Wall Street, 58th Floor
                                                                      New York, NY 10005
                                                                      Attention:  Mr. Michael Gardner
                                                                      Facsimile:  (212) 363-4231

with a copy to:                                                       Michael Harris, P.A.
                                                                      1555 Palm Beach Lakes Boulevard
                                                                      Suite 310
                                                                      West Palm Beach, Florida 33401
                                                                      Attention:  Michael D. Harris, Esq.
                                                                      Facsimile:  (561) 478-1817

                  8.9 Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing parties shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, costs and expenses.

                  8.10. Oral Evidence. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the Party or Parties against which enforcement of the change, waiver discharge or termination is sought.

                  8.11 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

                  8.12 Arbitration. Except for an action seeking equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the Parties agree in writing to a different location), before one arbitrator (three if the amount in controversy is over $50,000) in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration preceding the Parties agree to provide all discoveries deemed necessary by the arbitrator(s). The decision and award made by the arbitrator(s) shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

                  8.13 Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

                  8.14 Schedules. The Schedules are an integral part of this Agreement and modify representations and warranties and other provisions as reflected herein. All Schedules have been prepared by the appropriate Parties and not their counsel.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed under seal as of the date first above written.

__________________________          ACTIVEWORLDS CORPORATION

__________________________          By:_________________________________________
                                       Sean Deson, President


__________________________          AWLD, INC.

__________________________          By:_________________________________________
                                       Sean Deson, President

__________________________
                                    AWLD LTD.

__________________________          By:_________________________________________
                                       Sean Deson, President


                                    BAYTREE LLC



                                    By:_________________________________________
                                       Michael Gardner, Managing Member



                                    HI-G TEK, LTD.

                                    By:_________________________________________

                                       _________________________________________